Exhibit 99.1

For Further Information
C. Allan Ducker, III, Chief Executive Officer
864-306-2540 or email: aducker@csbat.com

John W. Hobbs, Chief Financial Officer
864-306-2540 or email: jhobbs@csbat.com

FOR IMMEDIATE RELEASE

CONTACT:
Barbra Anderson
Director of Marketing
CommunitySouth Bank & Trust
864-934-8283
banderson@csbat.com

COMMUNITYSOUTH BANCSHARES, INC. REPORTS
FIRST QUARTER 2006 RESULTS

Upstate, SC — May 8, 2006 — CommunitySouth Bancshares, Inc. (OTCBB: CBSO), parent company of CommunitySouth Bank & Trust, today reported net income of $192,286 or $0.05 diluted earnings per share (“DEPS”) for the first quarter of 2006, compared to a net loss of $553,934, or $0.15 DEPS, for the first quarter of 2005, one year ago.

“We begin the year 2006 with an exceptionally strong performance,” said C. Allan Ducker, III, Chief Executive Officer of CommunitySouth. “Our first quarter performance was driven by loan growth and an increasing net margin. We expect continued revenue growth into 2006 through our planned expansion in the Upstate market as we open additional branches. Also contributing to revenue growth is our hometown banking strategy and intense customer service philosophy. We see tremendous opportunity as we continue to grow.”

Highlights for the first quarter 2006 included the following:

•	Total assets grew 19% for the quarter to $163 million;

•	Net loans grew 19.4% for the quarter to $136 million;

•	Total deposits grew 23.9% for the quarter to $133 million;

•	Net interest margin increased 16 basis points to 4.01 percent from the fourth quarter of 2005;

•	Net interest income was up $1.3 million, or 478%, when compared to first quarter 2005;

CommunitySouth Reports First Quarter 2006 Results (page 2)

•	Non-interest income was up $153,000, or 308%, when compared to first quarter 2005. This increase is due mainly to a strong increase in mortgage origination fees;

•	Asset quality remained extremely strong with no adversely classified assets or 30 day delinquencies at quarter end.

CommunitySouth Bancshares, Inc. (OTCBB: CBSO) commenced operations in the Upstate on January 18, 2005. Fueled by the largest initial public offering ever for a bank in South Carolina, the company capitalized with $30 million. Heralded as the fastest growing start-up bank in South Carolina, CommunitySouth has grown total assets to $163 million.

CommunitySouth is headquartered in Easley, SC and plans to cover the entire Upstate market. Currently the bank operates full-service offices in Easley, Mauldin and Spartanburg, and plans to open full-service offices in Anderson and Greer later in 2006. The Bank also operates a Loan Production Office in Greenwood that it plans to convert to a full-service branch during the winter in 2006.

CommunitySouth offers a complete line of banking products and services, including commercial, consumer and mortgage loans, personal and business checking and savings accounts, online banking with bill pay, automated telebanc, and courtesy overdraft coverage.

For additional information about CommunitySouth, call 864-306-2540 or visit www.communitysouthbankandtrust.com.

Certain statements in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future growth and expectations and confidence in our loan quality, as well as any other statements that are not historical facts and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non-interest expenses or excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For a more detailed description of factors that could cause or contribute to such differences, please see CommunitySouth’s filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. CommunitySouth undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.